Exhibit 4.2

CAPSTONE TURBINE CORPORATION

AMENDMENT NO. 2

TO

PURCHASE WARRANT FOR COMMON SHARES

This Amendment No. 2 to Purchase Warrant for Common Shares, dated as of June 16, 2020 (this “Second Amendment”), amends that certain Purchase Warrant for Common Shares, dated as of February 4, 2019 (the “Warrant”), issued by Capstone Turbine Corporation, a Delaware corporation (the “Company”).

WHEREAS, Goldman Sachs & Co. LLC has transferred the Warrant to Special Situations Investing Group II, LLC (the “Purchaser”);

WHEREAS, the Purchaser is the sole Holder of the Warrant; and

WHEREAS, subject to the terms and conditions set forth herein, the Company and the Purchaser desire to amend the Per Share Warrant Exercise Price (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Defined Terms.  Capitalized terms used but not defined herein will have the meanings given to them in the Warrant.

2. Current Number of Warrant Shares. The Company hereby represents and warrants to the Purchaser that, immediately prior to giving effect to the Second Amendment and after giving effect to all adjustments required by Section 2 of the Warrant, the number of Warrant Shares issuable upon exercise of the Warrant in full is 454,526.

2.Amendments.

(a)	The first paragraph of the Warrant is hereby amended and restated in its entirety as follows:

“CAPSTONE TURBINE CORPORATION, a Delaware corporation (the “Company”), for payment of $150,000 received on the date hereof, hereby certifies that Special Situations Investing Group II, LLC (the “Purchaser”) and the other Holders (if any), are entitled to purchase from the Company (i) up to 454,526 Warrant Shares (as defined below) (the “Aggregate Warrant Shares”), (ii) at an exercise price per share equal to $2.61 (the “Per Share Warrant Exercise Price”), (iii) at any time on or after August 4, 2019 and on or before 5:00 P.M., New York, New York time on February 4, 2024 (the “Expiration Date”). Certain capitalized terms used herein are defined in Section 13.”

(b)	Section 2.1 of the Warrant is hereby amended and restated in its entirety as follows:

“Anti-Dilution Ratio.  The number of Warrant Shares issuable to the Holder upon exercise of this Warrant at the Per Share Warrant Exercise Price shall be adjusted, from time to time, by multiplying the (a) the number of Warrant Shares by (b) the AntiDilution Ratio (as defined below) in effect at the time of such adjustment. The AntiDilution Ratio shall be a fraction, the numerator of which shall be the Per Share Warrant Exercise Price and the denominator of which shall be the Per Share Anti Dilution Price (calculated and adjusted as set forth below) in effect at the time of such adjustment (the “Anti-Dilution Ratio”); provided that the Per Share Anti-Dilution Price in effect on the date of execution of the Second Amendment shall be deemed to be equal to the Per Share Warrant Exercise Price; provided further that the Per Share Anti-Dilution Price shall be provided to Holder, calculated in accordance with the provision of Section 2.2(a) below, by the Company on a quarterly basis. Notwithstanding anything to the contrary in this Warrant, while the aggregate number of Warrant Shares issuable upon the exercise of this Warrant may increase, the aggregate purchase price for all

Warrant Shares issuable upon exercise of this Warrant shall not be increased.

4.All Other Terms Unchanged.  Except as expressly provided in this Second Amendment, all of the provisions, terms and conditions of the Warrant remain in full force and effect.

5.Conflicting Provisions.  Should any of the provisions of this Second Amendment conflict with any of the provisions of the Warrant, then the provisions of this Second Amendment shall apply.

6.Counterparts.  This Second Amendment may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

7.Effectiveness.  This Second Amendment will become effective immediately upon execution thereof by the Company and the Purchaser.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Second Amendment to Purchase Warrant for Common Shares to be signed by its duly authorized officer.

CAPSTONE TURBINE CORPORATION

By:/s/ Darren Jamison

Name:Darren Jamison

Title: President & CEO

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:/s/ Vikas Agrawal

Name:Vikas Agrawal

Title: Authorized Signatory